Exhibit 16.1

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

April 5, 2002





Dear Sir/Madam:

We have read the paragraphs 1 through 4 of Item 4 included in the Form 8-K dated April 5, 2002 of KeySpan Corporation filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,




ARTHUR ANDERSEN LLP




cc: Gerald Luterman, Executive Vice President and
    Chief Financial Officer, KeySpan Corporation